SUPPLEMENT NO. 1 (To Prospectus Dated August 27, 2007)	Filed Pursuant to Rule 424(b)(7) File No. 333-145733
Archer-Daniels-Midland Company
$1,150,000,000 0.875% Convertible Senior Notes due 2014
     This Supplement No. 1 supplements our prospectus dated August 27, 2007 relating to the resale from time to time by certain selling securityholders of up to $1,150,000,000 principal amount of 0.875% Convertible Senior Notes due 2014 (the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this Supplement No. 1 in conjunction with the prospectus. This Supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information in this Supplement No. 1 supersedes that information.
     The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following information:

		Number of Shares of Common
		Stock
	Principal Amount of
	Notes Beneficially
	Owned and Offered	Beneficially	Offered
Name	Hereby	Owned (1)	Hereby (2)
AIP Convertible Arbitrage Fund of a Series of Underlying Fund Trust	$1,000,000	22,834.30	22,834.30
Alcon 401(k) Retirement Plan (3)	750,000	17,125.73	17,125.73
American Skandia Trust	1,500,000	34,251.45	34,251.45
Amerisure Mutual Insurance Company (3)	4,170,000	95,219.03	95,219.03
Anthem Insurance Company (3)	6,280,000	143,399.40	143,399.40
Aristeia International Limited (4)	10,000,000	228,343.00	228,343.00
Attorneys Liability Assurance Society	265,000	6,051.09	6,051.09
Aviva Capital Management (5)	3,300,000	75,353.19	75,353.19
Benchmark Select Managers Fund, LP (6)	600,000	13,700.58	13,700.58
Blue Cross of California (3)	8,100,000	184,957.83	184,957.83
CALAMOS Convertible Fund — CALAMOS Investment Trust (7)	7,350,000	167,832.11	167,832.11
California State Auto Association (3)	3,670,000	83,801.88	83,801.88
Catholic Mutual Relief Society of America (3)	320,000	7,306.98	7,306.98
CGNU Life Fund (5)	1,600,000	36,534.88	36,534.88
Chicago Hospital Risk Pooling Program (8)	1,040,000	23,747.67	23,747.67
Citigroup Global Markets Inc. (9)	5,005,000	1,964,603.67	114,285.67
City of Southfield — Fire and Police Retirement System	190,000	4,338.52	4,338.52
Commercial Union Life Fund (5)	1,900,000	43,385.17	43,385.17
Commonwealth Professional Assurance Co.	640,000	14,613.95	14,613.95
Concord Hospital — Employees’ Pension Fund	170,000	3,881.83	3,881.83
Concord Hospital — Non-Pension Fund	275,000	6,279.43	6,279.43
Cowen and Company LLC (9)	1,000,000	22,834.30	22,834.30
Credit Suisse Securities (USA) LLC (9)	8,700,000	198,658.41	198,658.41
Cumberland Insurance Company	370,000	8,448.69	8,448.69
Cumberland Mutual Fire Insurance	1,510,000	34,479.79	34,479.79
DaimlerChrysler Corp Emp. #1 Pension Plan, dtd 4/1/89 (10)	4,484,000	102,389.00	102,389.00
Dow Chemical Company Employees’ Retirement Plan (7)	2,700,000	61,652.61	61,652.61
Excellus Health Plan	3,140,000	71,699.70	71,699.70
Florida Power and Light Group Inc. Employee Pension Plan (10)	1,728,000	39,457.67	39,457.67

		Number of Shares of Common
		Stock
	Principal Amount of
	Notes Beneficially
	Owned and Offered	Beneficially	Offered
Name	Hereby	Owned (1)	Hereby (2)
Fuji US Income Open	1,250,000	28,542.88	28,542.88
Georgia Firefighters Pension Fund	475,000	10,846.29	10,846.29
Government of Singapore Investment Corporation Pte Ltd.	20,249,000	462,371.74	462,371.74
Guardian Pension Trust (11)(12)	650,000	14,842.30	14,842.30
Injured Workers Insurance Fund	750,000	17,125.73	17,125.73
Jabre Capital Partners SA	10,000,000	656,343.00	228,343.00
JP Morgan Securities, Inc. (9)(12)	10,525,000	240,331.01	240,331.01
KBC Financial Products USA Inc. (9)(13)	35,700,000	815,184.51	815,184.51
Lehman Brothers, Inc. (9)	2,000,000	45,668.60	45,668.60
LibertyView Convertible Arbitrage Fund, LP (6)	4,000,000	91,337.20	91,337.20
LibertyView Funds, LP (6)	11,000,000	251,177.30	251,177.30
LibertyView Socially Responsible Fund, LP (6)	1,000,000	22,834.30	22,834.30
Lord Abbett America’s Value Fund	2,000,000	45,668.60	45,668.60
Lord Abbett Series Fund — America’s Value Portfolio	250,000	5,708.58	5,708.58
Lord Abbett Series Fund — Bond Debenture Portfolio	1,000,000	22,834.30	22,834.30
MAG Mutual Insurance Company (8)	1,315,000	30,027.10	30,027.10
MedAmerica Insurance Co. Hartford Trust	585,000	13,358.07	13,358.07
MedAmerica Insurance PA	825,000	18,838.30	18,838.30
MedAmerica New York Insurance	735,000	16,783.21	16,783.21
Merrill Lynch Insurance Group Bond Debenture Portfolio	50,000	1,141.72	1,141.72
Merrill Lynch, Pierce, Fenner & Smith (9)(14)	17,025,000	388,753.96	388,753.96
Met Investor Series Trust — Bond Debenture	5,000,000	114,171.50	114,171.50
MIG Assurance Company (Cayman) Ltd. (3)	1,200,000	27,401.16	27,401.16
MIG Assurance Convertible Portfolio	945,000	21,578.41	21,578.41
Norwich Union Life & Pensions (5)	3,900,000	89,053.77	89,053.77
Pimco Convertible Fund (15)	2,425,000	55,373.18	55,373.18
Privilege Portfolio SICAV (5)	10,000,000	228,343.00	228,343.00
Pro-Mutual	952,000	21,738.25	21,738.25
Qwest Pension Trust (3)	6,170,000	140,887.63	140,887.63
Radian Asset Assurance, Inc.	1,675,000	38,247.45	38,247.45
Radian Guaranty	355,000	8,106.18	8,106.18
Radian Insurance Inc.	4,250,000	97,045.78	97,045.78
Rampart Convertible Arbitrage Investors (II), LLC (10)	788,000	17,993.43	17,993.43
Teachers’ Retirement System (3)	6,170,000	140,887.63	140,887.63
The Doctors Company (3)	3,140,000	71,699.70	71,699.70
Trust D for a Portion of the Assets of the Kodak Retirement Income Plan (6)	4,400,000	100,470.92	100,470.92
Tufts Associated Health Plans	1,160,000	26,487.79	26,487.79
UBS AG F/B/O IPB Client (16)	9,000,000	205,508.70	205,508.70
UMass Memorial Health Care	405,000	9,247.89	9,247.89
UMass Memorial Investment Partnership	510,000	11,645.49	11,645.49
University of Massachusetts	280,000	6,393.60	6,393.60
Virginia Retirement System (3)	15,370,000	350,963.19	350,963.19
Wachovia Securities International LTD. (9)(12)	2,000,000	45,668.60	45,668.60
Zazove Institutional Investment Grade (3)	1,370,000	31,282.99	31,282.99

(1)	Assumes for each $1,000 in principal amount of the notes a maximum of 22.8343 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes,

based on the initial conversion rate of 22.8343 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Gene Pretti is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techer.

(5)	David Clott is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(6)	LibertyView Convertible Arbitrage Fund, LP, LibertyView Funds, LP, LibertyView Socially Responsible Fund, LP, Benchmark Select Managers Fund, and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the shares held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible Arbitrage Fund, LP, LibertyView Funds, LP, and LibertyView Socially Responsible Fund, LP is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. Benchmark Select Managers Fund and Trust D for a Portion of the Assets of the Kodak Retirement Income Plan are not in any way affiliated with a broker-dealer.

(7)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(8)	With respect to some of the securities listed herein, Gene Pretti is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(9)	The selling securityholder is a broker-dealer. Certain broker-dealers have acted in the past and may act in the future as underwriters or initial purchasers of our securities. Citigroup Global Markets Inc., JP Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith were all initial purchasers of the notes.

(10)	Jack Feiler is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(11)	John Murphy is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(12)	The selling securityholder is an affiliate of a broker-dealer.

(13)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(14)	Tim Reilly is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(15)	Mark Hudoff is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(16)	Alexander Warren is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as described in footnote 9. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.
     Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
     Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, are subject to adjustment under certain circumstances.
     See “RISK FACTORS” beginning on page 4 of the prospectus for information you should consider before buying any securities hereunder.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement or the prospectus. Any representation made to the contrary is a criminal offense.
The date of this supplement is November 30, 2007.